Exhibit 8.1

Operating Subsidiaries of Flamel Technologies S.A.

Flamel US Holdings, Inc.

Éclat Pharmaceuticals, LLC

Talec, LLC

Flamel Irish Holdings Limited

Flamel Ireland Limited